As filed with the Securities and Exchange Commission on November 20, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Aspect Communications Corporation
(Exact Name of Registrant as Specified in Its Charter)

California	94-2974062
(State of Incorporation or Organization)	(IRS Employer Identification No.)

1310 Ridder Park Drive, San Jose, CA 95131
(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

This Amendment No. 1 amends the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 25, 1999 (the “Registration Statement”), which was filed in connection with the Registrant’s adoption of a Preferred Shares Rights Agreement.

This Amendment No. 1 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as exhibits to the Registration Statement a Preferred Shares Rights Agreement Amendment, dated as of December 12, 2001, among the Registrant, BankBoston, N.A. and EquiServe Trust Company, N.A and an Amendment No. 2 to Preferred Shares Rights Agreement, dated as of November 14, 2002, between the Registrant and EquiServe Trust Company, N.A. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1.    Description of Registrant’s Securities to be Registered

Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration Statement:

“On December 12, 2001, Aspect Communications Corporation (the “Company”) amended the Rights Agreement, dated as of May 11, 1999 (the “Rights Agreement”), by executing a Preferred Shares Rights Agreement Amendment (the “Amendment No.1”) among the Company, BankBoston N.A. and Equiserve Trust Company, N.A.. Amendment No.1 provides that for the appointment of EquiServe Trust Company, N.A. as successor Rights Agent (as that term is defined in the Rights Agreement) under the Rights Agreement.

On November 14, 2002, the Company further amended the Rights Agreement by executing an Amendment No.2 to Preferred Shares Rights Agreement (“Amendment No. 2”) between the Company and EquiServe Trust Company, N.A. Amendment No. 2 provides that Vista Equity Fund II, L.P. (“Vista”) shall not be an Acquiring Person (as that term is defined in the Rights Agreement) under the Rights Agreement for only the proposed purchase by Vista of the Company’s Series B convertible preferred stock pursuant to the terms and conditions of a Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of November 14, 2002, between the Company and Vista, and other acquisitions of the Company’s equity securities representing up to 34.9% of the issued and outstanding shares of the Company’s common stock, as adjusted from time to time for adjustments to the conversion price of Series B convertible preferred stock into the Company’s common stock and any repurchase by the Company of its capital stock. In addition, the Company amended the Rights Agreement to reflect its name change from Aspect Telecommunications Corporation to Aspect Communications Corporation in the legend to be placed on share certificates representing Company common stock.”

The foregoing descriptions of Amendment No. 1 and Amendment No. 2 are qualified in their entirety by reference to the full text of Amendment No. 1 and Amendment No. 2, which are attached hereto as Exhibits 2 and 3, respectively, and are incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 1 to the Registration Statement and is incorporated herein by reference.

Item 2.    Exhibits

The following exhibits are filed as part of the Registration Statement:

1*
Preferred Shares Rights Agreement, dated as of May 11, 1999, between Aspect Telecommunications Corporation and Bank Boston, N.A., including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

2	Preferred Shares Rights Agreement Amendment, dated as of December 12, 2001, among Aspect Communications Corporation, Bank Boston, N.A. and EquiServe Trust Company, N.A.

3	Amendment No. 2 to Preferred Shares Rights Agreement, dated as of November 14, 2002, between Aspect Communications Corporation and EquiServe Trust Company, N.A.

* Previously filed with the Securities and Exchange Commission on June 25, 1999.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 20, 2002	ASPECT COMMUNICATIONS CORPORATION.

	By:	/s/ Gary A. Wetsel
Gary A. Wetsel Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer

INDEX TO EXHIBITS

Exhibit No.	Description

1*
Preferred Shares Rights Agreement, dated as of May 11, 1999, between Aspect Telecommunications Corporation and Bank Boston, N.A., including the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

2	Preferred Shares Rights Agreement Amendment, dated as of December 12, 2001, among Aspect Communications Corporation, Bank Boston, N.A. and EquiServe Trust Company, N.A.

3	Amendment No. 2 to Preferred Shares Rights Agreement, dated as of November 14, 2002, between Aspect Communications Corporation and EquiServe Trust Company, N.A.

*	Previously filed with the Securities and Exchange Commission on June 25, 1999.